EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No.333-129973) pertaining to the 2005 Stock Option Plan of Global-Tech Advanced Innovations Inc. (The “Company” and formerly known as Global-Tech Appliances Inc.);

(2)	Registration Statement (Form S-8 No.333-9182) pertaining to the Amended and Restated 1997 Stock Option Plan of the Company;

(3)	Registration Statement (Form S-8 No.333-10932) pertaining to the 1999 Employee Stock Purchase Plan of the Company; and

(4)	Registration Statement (Form S-8 No.333-171337) pertaining to the 2011 Omnibus Equity Plan of the Company;

of our report dated July 18, 2014, relating to the consolidated financial statements of the Company appearing in the Company’s Annual Report on Form 20-F for the year ended March 31, 2014.

/s/ Mazars CPA Limited
Hong Kong
July 17, 2014